Exhibit 99


             HeritageBank of the South Names New Director


    ALBANY, Ga.--(BUSINESS WIRE)--March 23, 2007--Heritage Financial Group (NASDAQ: HBOS), the mid-tier holding company for HeritageBank of the South, today announced that the Bank has named Fred F. Sharpe to serve on the Bank's Board.

    Sharpe, a native of Dublin, Georgia, has lived in Albany for the past 29 years. Currently, he is the owner of U-Save-It Pharmacy, Inc., with 12 locations in Georgia. He also is President of PIC Properties Inc., a real estate development company associated with Pharmacy Investment Coordinators Inc., which does business as Buy Rite Drugs and operates a number of locations in Florida, Alabama, and Georgia. Sharpe also is vice president and co-owner of McCook Pharmacy in Statesboro, Georgia, and owner of The Corner Cafe in Albany.

    Commenting on the Bank's announcement, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group and Chief Executive Officer of HeritageBank of the South, said, "We are pleased that Fred Sharpe has agreed to join our Bank's Board of Directors. He has a deep understanding of and appreciation for the communities we serve, which will help us enhance our level of service we provide to our customers. Fred also is driven by a strong entrepreneurial spirit that has honed skills and perspectives that will be important to the Bank's leadership as we plan for future growth."

    Sharpe graduated from the University of Georgia, School of Pharmacy, and served 18 months in the United States Army. He is a member and past district president of the Georgia Pharmacy Association and member of the board of directors of the Academy of Independent Pharmacists. He is also a member of the Albany Rotary Club and serves on the board of the Anchorage and the Albany Chamber of Commerce. He is married to the former Bonnie Bullock of Albany and together they have three sons: Jay, Tommy and Robert.

    Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily Albany, Georgia, and surrounding Dougherty, Lee and Worth counties in Georgia through six full-service banking offices. HeritageBank also commenced operations in the State of Florida during the third quarter of 2006 with the opening of a full-service banking office in Ocala.

    As of December 31, 2006, Heritage Financial Group reported total assets of approximately $413 million and total stockholders' equity of approximately $63 million. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.

    Heritage, MHC, a mutual holding company formed in 2002, holds approximately 72% of the shares of Heritage Financial Group. The remaining 28% of Heritage Financial Group's shares are held by public stockholders following the Company's June 2005 initial public offering.

    Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.


    CONTACT: Heritage Financial Group
             T. Heath Fountain, 229-878-3370
             Senior Vice President
             and Chief Financial Officer